Exhibit (d)(13)


                             Incentive Stock Option
                                Granted Under the
                   Amended and Restated 1989 Stock Option Plan

         Incentive Stock Option granted by B/E Aerospace, Inc., a Delaware corporation (the "Company"), to ______________, an employee of the Company (the "Employee"), pursuant to the Company's Amended and Restated 1989 Stock Option Plan, as in effect as of the date hereof (the "Plan").

1.  Grant of Option.

         This certificate evidences the grant by the Company on _____________ to the Employee of an option to purchase, in whole or in part, on the terms herein provided, a total of ______ shares of common stock of the Company (the "Shares") at $_____ per share, which is not less than the fair market value of the Shares on the last business day preceding the date of grant of this option. The Final Exercise Date of this option (as that term is used in the Plan) is ____________. It is intended that the option evidenced by this certificate shall be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended from time to time (the "Code").

         This option is exercisable in the following installments on a cumulative basis, but not later than the Final Exercise Date:

         _______ shares on and after the Granting Date;

         _______ additional shares on and after _________________;

         _______ additional shares on and after _________________; and

         _______ additional shares on and after _________________.

2.   Exercise of Option.

         Each election to exercise this option shall be in writing, signed by the Employee or by his or her executor or administrator or the person or persons to whom this option is transferred by will or the applicable laws of descent and distribution (the "Legal Representative"), and received by the Company at its principal office, accompanied by this certificate, and payment in full as


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provided in the Plan. The purchase price may be paid, subject to the provisions of Section 6(d) of the Plan, by delivery of:

         (i) cash, personal check, certified check, bank draft or money order;

         (ii) common stock of the Company (held for at least six months) having a fair market value on the last business day preceding the date of exercise equal to the purchase price;

         (iii) a promissory note of the option holder payable in equal annual payments over a term of four years at a rate of interest equal to the lowest interest rate sufficient, at the time the note is given, to avoid the imputation of interest under the applicable provisions of the Code;

         (iv) an unconditional and irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay the exercise price; or

         (v)    any combination of the permissible forms of payment.

In the event that this option is exercised by the Employee's Legal Representative, the Company shall be under no obligation to deliver Shares hereunder unless and until the Company is satisfied as to the authority of the person or persons exercising this option.

3.       Notice of Disposition.

         The person exercising this option shall notify the Company when he or she makes any disposition of the Shares acquired upon exercise of this option, whether by sale, gift or otherwise.

4.       Application of Stock Transfer Agreement.

         If at the time when this option is exercised the Company is a party to any agreement restricting the transfer of any outstanding shares of its Common Stock, this option may be exercised only if the Shares so acquired are made subject to the transfer restrictions set forth in that agreement (or if more than one such agreement is then in effect, the agreement specified by the Board of Directors of the Company).

5.       Agreement to Provide Security.

         If at the time this option is exercised the Board of Directors determines that under applicable law and regulations the Company could be liable for the withholding of any federal or state tax with respect to a disposition of any Shares acquired upon exercise of this option, this

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option may not be exercised unless the person exercising this option gives such security as the Board of Directors deems adequate to meet the potential liability of the Company for the withholding of tax and agrees to augment such security from time to time in any amount reasonably determined by the Board of Directors to be necessary to preserve the adequacy of such security.

6.       Nontransferability of Option.

         This option is not transferable by the Employee other than by will or the laws of descent and distribution, and is exercisable during the Employee's lifetime only by the Employee.

7.       Provisions of the Plan.

         This option is subject to the provisions of the Plan, a copy of which is furnished to the Employee with this option.

         IN WITNESS WHEREOF, the Company has caused this option to be executed under its corporate seal by its duly authorized officer. This option shall take effect as a sealed instrument.

                                            B/E AEROSPACE, INC.


                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:

Dated:  As of  ______________________